Exhibit 10.13

AGREEMENT BY AND BETWEEN

EMERIL’S FOOD OF LOVE PRODUCTIONS, L.L.C. and

B&G FOODS, INC.

This agreement (the “Agreement”) is entered into as of this day, the 9th of JUNE, 2000. (“Effective Date”) between Emeril’s Food of Love Productions, L.L.C., a Louisiana [                  (State)] limited liability company, having an address of 638 Camp, New Orleans, LA and B&G Foods, Inc. (“B&G”), a Delaware corporation, having offices at Four Gatehall Drive, Suite 110, Parsippany, New Jersey 07054.

WHEREAS, Emeril Lagasse (“Lagasse”) is a widely recognized chef of superior ability and an entertainer, who enjoys celebrity status for his ability to prepare gourmet foods;

WHEREAS, Emeril’s Food of Love Productions, L.L.C. has ownership of, and is authorized to grant exclusive licenses pertaining to, the name, picture, image and other identifying marks of Lagasse;

WHEREAS, B&G Foods, Inc. is a company that manufactures and markets at wholesale a variety of foods products throughout the United States and Canada; and

WHEREAS, the parties desire to develop and promote an exclusive line of certain quality food products bearing the name, picture, image and other identifying marks of Lagasse for retail distribution.

NOW THEREFORE, the parties hereby agree as follows:

Section 1. Definitions.  The following terms shall have the meanings given to them by the parties:

a.                                       FLP.  As used herein, “FLP” shall mean Emeril’s Food of Love Productions, L.L.C. and Lagasse, except where used in conjunction with Lagasse, in which event the term shall apply solely to Emeril’s Food of Love Productions.

b.                                      Marks.  The term “Marks” shall mean all copyrights, patents, trade names, logos, trademarks, service marks and other proprietary and intellectual rights held by or associated with FLP and/or Emeril Lagasse including without limitation the name “Emeril Lagasse”.

c.                                       Net Sales.  “Net Sales” shall mean gross sales of Products less discounts, promotional allowances, and returns actually allowed and for which full refunds are granted. Notwithstanding the above definition, sales to FLP or Related Companies shall not be included in computing Net Sales or royalties paid hereunder to FLP. The Products shall be sold and distributed hereunder for the sole purpose of wholesale and retail sales and shall not be sold or distributed as favors, premiums, give-aways, or tie-ins in connection with the sale and/or advertising of any other goods, (excluding the “Product”), wares, merchandise or services of any nature or description, except as may be approved in writing by FLP. “Promotional allowances” shall not exceed those customarily accorded to other B&G premium brands.

d.                                      Personality.  “Personality” shall refer to any name (given or professional), picture, photograph, in-person appearance, catch-phrase, likeness, image, facsimile signature, testimonial, endorsement and/or biographical material of Lagasse.

e.                                       Preferential Price.  A “Preferential Price” shall mean a price for a Product set by B&G which shall be fifteen percent (15%) less than B&G’s published average wholesale selling price but in no event more than any price charged to a Retail Channel.

f.                                         Product.  The term “Product” shall mean any and all dry seasoning, liquid seasoning, condiment, pepper, sauce, syrup, dressing, jarred garlic, and marinade products manufactured, marketed and/or distributed by B&G bearing Marks or Personality pursuant to this Agreement. This term may be amended by the parties to include the items set forth in Section 4(b) of this Agreement.

g.                                      Recipe.  The term “Recipe” shall mean any product formulation, or component thereof, created in whole or in part by FLP or Lagasse (either alone or together with B&G) for any Product.

h.                                      Retail Channels.  “Retail Channels” shall mean the following types of outlets to which, and individual retailers to whom, B&G may supply the Products under this Agreement: grocery stores, specialty stores, gourmet markets, mass merchants, convenience stores, drugstores, warehouse shopping clubs, shopping malls, military and wholesalers and distributors who service the foregoing.

i.                                          Related Companies.  “Related Companies” shall mean all entities in which FLP or Lagasse, separately or in combination, hold a majority of the financial interest thereto and which pertain in any way to food preparation or products, including, but not limited to “Emerils.com, LLC” and “Emeril’s Homebase, LLC.”

j.                                          Right of First Negotiation.  As used in Section 4(b) below, a “Right of First Negotiation”, if exercised, shall entitle B&G to enter into bona fide and exclusive negotiations with FLP which shall be conducted for 30 days following either (1) notice from FLP of its desire to have used, or (2) notice from B&G of its desire to use, any Mark, Personality, or Recipe in conjunction with a product other than one defined as a Product herein.

k                                          Territory.  The term “Territory” shall mean the United States of America, its territories and possessions, the Caribbean Basin and Canada.

Section 2. Grant of Rights

a.                                       License.  Subject to the provisions of Section 6, FLP hereby grants an exclusive license to B&G to use all Marks, Personality and Recipes with respect to B&G’s manufacturing, marketing and distributing to Retail Channels of all Products in the Territory. A schedule of all existing Marks is annexed hereto as Attachment C.

1.                                       Restrictions.  Ownership of all Marks, Personality and Recipes shall remain the property of FLP, and B&G shall not have the right to license, sublicense or grant the right to use same without the prior written consent of FLP.  No Marks, Personality or Recipe shall be used or licensed by B&G to endorse any Retail Channel.

2.                                       Nothing herein contained shall prohibit Lagasse from appearing on a television program sponsored by manufacturer(s) of products competitive with the Products or doing generic commercial lead-ins and lead-outs; provided, however, Lagasse shall not endorse any products competitive with any the Product.

3.                                       Third Party Infringers/Licenses/Co-Packers.

A.                                   Third Party Infringers.  In the event a party shall become aware of any use by any third party of any Marks, Personality, or Recipe or any term confusingly similar thereto, licensed under this Agreement, with respect to any dry seasoning, liquid seasoning, condiment, pepper, sauce, syrup, dressing, jarred garlic, or marinade product, it shall promptly notify the other party in writing of such use, and if said use commenced prior to this Agreement or was the result of any actions of FLP intended prior to execution of this Agreement, FLP shall take such actions as may be required, including the engagement of legal counsel, to enforce the rights of FLP and B&G and protect the exclusivity of the license granted herein.  Any recovery of monies in excess of expenses shall be split fifty percent (50%) to B&G and fifty percent (50%) to FLP.  If  FLP fails to take the required action, B&G may terminate this Agreement, or may file suit so on behalf of FLP and FLP shall indemnify and hold B&G harmless with respect to all costs and expenses, (including reasonable attorney’s fees and costs) incidental thereto and which are in excess of any recovery.  In such instance, B&G shall also be entitled to retain any monies recovered in said litigation.  In the event such use occurs subsequent to the execution of this agreement and was not the result of actions of FLP as aforesaid, B&G shall take such actions as may be required, including the engagement of counsel, to enforce the rights of FLP and B&G and protect the exclusivity of the license granted herein.  Any recovery of monies in excess of expenses shall be split fifty percent (50%) to B&G and fifty percent (50%) to FLP.  If B&G fails to take such necessary action, FLP may do so on behalf of B&G and B&G shall indemnify and hold FLP harmless with respect to all costs and expenses (including reasonable attorney’s fees) incidental thereto and which are in excess of any recovery.  In such instance, FLP shall also be entitled to retain any monies recovered in said litigation.

B.                                     Third Party Licenses.  Except for any agreements or alleged agreements with Alive Culinary (which FLP obligates itself to terminate immediately) because the license granted herein is exclusive, any grant, agreement, contract or understanding between FLP and a third party for the use of any Marks, Personality or Recipe with respect to any dry seasoning, liquid seasoning, condiment, pepper, sauce, syrup, dressing, jarred garlic, or marinade product, is strictly prohibited.  FLP hereby represents and warrants that any and all such preexisting licenses have expired or been terminated (or as to Alive Culinary will be terminated upon execution hereof), and that FLP shall indemnify and hold B&G harmless (including reasonable attorney’s fees and costs) with respect to any and all claims by any alleged past or present third party license.

C.                                     Third Party Co-Packers, Etc.  Except for any agreements or alleged agreements with Alive Culinary (which FLP obligates itself to terminate immediately), FLP agrees and represents that as of the date of this agreement, neither FLP, nor any third party under contract with FLP, manufactures, markets and/or distributes any dry seasoning, liquid seasoning, condiment, pepper, sauce, syrup, dressing, jarred garlic or marinade product.  FLP hereby represents and warrants that any and all such preexisting contracts have expired or been terminated (or as to Alive Culinary will be terminated upon execution hereof), and that FLP shall indemnify and hold B&G harmless (including reasonable attorneys’ fees and costs) with respect to any and all claims by any such past or present third party.

b.                                      Exclusive Supplier.  If, during the term of this Agreement, FLP is required to supply any dry seasoning, liquid seasoning, condiment, pepper, sauce, syrup, dressing, jarred garlic, or marinade product, regardless of whether same is presently manufactured or marketed by B&G under this Agreement, to a third party, including but not limited to, restaurant chains and processors of prepared foods, B&G shall have the option to exclusively supply same to, or on behalf of, FLP, and shall further have the option to supply same to Retail Channels as a Product, subject to FLP approval as set forth in Section 6 and provided B&G can supply same in a timely fashion, sufficient quantity of approved quality and at a competitive price which shall not be less than the Preferential Price unless mutually agreed to by the parties hereto.

c.                                       Preferential Pricing.  FLP and Related Companies shall have the right to purchase all Products at Preferential Prices, and to sell same except to Retail Channels.

Section 3. Duties of the Parties.

a.             B&G.

1.                                       Products.  B&G shall manufacture, package, market and distribute at least one (1) dry seasoning, and one (1) marinade Product, each such Product based upon Recipes, by the first anniversary of the Effective Date.  Thereafter, B&G shall introduce and market at least three (3) new Products based upon Recipes in each year of the term of this Agreement.

2.                                       Supply.  B&G agrees to supply FLP with quantities of Products, as required by FLP and Related Companies and in accordance with Section 5.

b.                                      FLP.  In each contract year, FLP shall, at the request of B&G, develop and deliver at least five (5) commercially feasible Recipes for Products within thirty (30) business days of such a request.

c.             Lagasse.

1.                                       Publicity Events.  Upon the request of B&G, which shall not be unreasonable as to time, place or duration, Lagasse shall attend six (6) publicity events per year to promote the Products.  As many as four (4) such appearances shall be at trade shows or other professional venues selected by B&G, subject to the approval of Lagasse, which shall not be unreasonably withheld.  A minimum of two (2) such appearances will be at a time and place suitable for the promotion of the Products and specified by Lagasse, subject to the approval of B&G, which shall not be unreasonably withheld.  The duration of any single appearance shall be mutually agreed upon, but in no event may be less than two (2) hours, greater than eight (8) hours, or span a period longer than one (1) day.  If Lagasse must travel for the purpose of making any such appearance, B&G shall make arrangements and provide for first-class transportation and hotel accommodations for Lagasse and a companion.

2.                                       Photographs.  At the request and under the direction of  B&G, but not more that twice a year, Lagasse shall appear and pose for photographs which may be used by B&G solely in connection with the rights granted to it by this Agreement.  Such photographs shall be taken at a mutually agreeable time and place for a period of not more than two (2) consecutive hours and four (4) hours total.  If Lagasse must travel for such purpose, B&G shall make arrangements and provide for first-class transportation and hotel accommodations for Lagasse and a companion.  B&G shall enjoy full ownership of all photographs taken, but its right to use any such photograph for the promotion of any Product shall cease upon termination or expiration of this Agreement.  All photographs shall be subject to FLP’s prior approval as well as its approval rights in Section 6 below.  FLP shall also have this right to utilize, without charge, any such photographs during the term of this Agreement.

3.                                       Use of Products.  Lagasse will use his best efforts to utilize and to otherwise promote Products during public events or events to be broadcast, whenever appropriate.

Section 4. Products

a.                                       Generally.  As of the Effective Date and subject to Section 6 below, B&G shall have the right to manufacture, market and/or distribute the following types of products using the license granted to it by FLP under Section 2(a) of this Agreement: dry seasonings, liquid seasonings, condiments, peppers, sauce of all kinds, syrups, dressings, jarred garlic, and marinades.

b.                                      Additional Products.  FLP hereby grants B&G the Right of First Negotiation with respect to packaged side dishes, soup products and other shelf-stable grocery products not specified in Section 4(a) above.

c.                                       During the Term of this Agreement, B&G will not sell or distribute any Recipe under any label other than one using Marks and/or Personality.

Section 5. Supply.  Subject to the terms of this Agreement, B&G agrees to manufacture and sell Products to FLP and Related Companies under the following conditions:

a.                                       Orders.  B&G shall accept written orders for Products on a weekly basis, or at any other interval mutually agreeable to the parties.  Such orders shall be made in accordance with the notice provisions of Section 16 and shall be binding upon the party placing same.  All orders shall specify the number of cases requested.

b.                                      Price.  The price for any Product shall be the Preferential Price, as defined herein.

c.                                       Delivery/Risk of Loss.  With respect to actual shipment of Products ordered pursuant to this Section 5, B&G shall require at least ten (10) days prior written notice of a desired data for delivery.  B&G will delivery Products to FLP or Related Company F.O.B. the applicable B&G manufacturing facility or any approved co-packing facility.  Products shall be deemed to be delivered when loaded onto a common carrier for shipment, with complete delivery instructions, at said location. B&G represents that the foregoing terms are B&G’s standard terms with its other buyers.

d.                                      Limitation of B&G’s Obligations.  B&G shall use reasonable efforts to fill any order in a timely fashion but shall not be so obligated if product commitments to third parties prevent such accommodation or if the required raw material, ingredients or packaging are not available. In the event B&G cannot fill any order made in accordance with this Section 5, B&G shall promptly so notify FLP or Related Company.

Section 6. Approvals

a.                                       Product: Labeling.  Before selling or distributing any of the Products, B&G shall furnish FLP, without charge, a reasonable number of samples of each Product and its packaging materials for approval, which approval shall not be unreasonably withheld. Any item submitted to FLP shall be deemed approved unless the same shall be disapproved by FLP in writing not later than fifteen (15) business days after delivery. All manufactured Products shall comply with the approved samples. All Product packaging and marketing material shall contain appropriate copyright and trademark notices to protect FLP’s rights. In order to assure product quality, FLP shall have the right, upon reasonable notice, to inspect and approve of B&G’s manufacturing and distribution facilities.

b.                                      Marketing Materials.  Prior to use, B&G shall, furnish to FLP all advertising and publicity material pertaining to the Products or FLP for approval, which approval shall not be unreasonably withheld. Any such item submitted to FLP shall be deemed approved unless the same shall be disapproved by FLP in writing not later than fifteen (15) business days after delivery.

c.                                       Co-Packing Companies.  Notwithstanding any terms to the contrary, B&G shall have the right to utilize third parties to manufacture and/or package Products, provided that notice of any such intention be given to FLP and that FLP have the right to approve, on a reasonable basis, any such third party with respect to quality. B&G shall use reasonable efforts to obtain information from and permission for FLP to inspect the premises of such third party. FLP’s approval shall be deemed to have been given unless same shall be disapproved by FLP in writing not later than fifteen (15) business days after notice. Any such third party shall be required to sign a confidentiality agreement in content substantially as set forth in Section 13 below.

Section 7. Term: Extension

a.                                       Initial Term. The initial term of this Agreement shall be three (3) years from the Effective Date (“Initial Term”). During the Initial Term, B&G shall pay to FLP an advance and minimum royalties as set forth in Section 8.

b.                                      Extensions and Renewal Terms.  As set forth below, the term of this Agreement is subject to extensions based upon annual Net Sales. Sixty (60) days prior to the end of any given term, B&G shall determine the Net Sales for the immediately proceeding four (4) fiscal quarters of B&G (the “Past Year”) using reasonable business accounting methods. B&G shall notify FLP of its determination, and, where applicable, its desire to extend the present term, at least forty-five (45) days prior to the end of the present term.

1.                                       First Renewal Term.  The Initial Term shall be automatically extended for an additional two-year period (“First Renewal Term”) if Net Sales are at least $6 million during the Past Year of the Initial Term.

2.                                       Second Renewal Term.  B&G shall have the option of automatically extending the term for an additional five-year period (“Second Renewal Term”) if Net Sales are at least $10 million during the Past Year of the First Renewal Term.

3.                                       Additional Renewal Terms.

A.                                   Automatic Renewal Terms.  After the Second Renewal Term, this Agreement shall automatically renew for consecutive one-year periods (“Automatic Renewal Term”) for so long as Net Sales in the Past Year are at least $20 million.

B.                                     Optional Renewal Terms.  At any time following the Second Renewal Term, B&G shall have the continuing option to renew the Agreement for additional, consecutive one-year periods (“Optional Renewal Term”) for so long as Net Sales in the Past Year are at least $15 million, but less than $20 million.

C.                                     CPI Adjustment.  Notwithstanding anything contained in Subparagraphs A and B above, for purposes of computing the Net Sales level in the Past Year after the Second Renewal Term and for each renewal year thereafter, the Net Sales level shall be that amount determined by multiplying $20 million or $15 million as the case may be, by a fraction the denominator of which shall be in the Consumer Price Index (“CPI”), now known as the “United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, U.S. City Average for all Urban Consumers, Seasonally Adjusted, All items (1982 - 1984), at the end of the Second Renewal Term and the numerator of which shall be the CPI at the end of the Past Year (the “CPI Adjustment”); provided, however, that the CPI Adjustment shall not exceed two percent (2%) in any one year.

Where the Net Sales for any Past Year are below the above stated thresholds, either party may terminate this Agreement by serving written notice upon the other party within ninety (90) days after the end of the preceding term.

During the term hereof, B&G shall not manufacture or distribute Products utilizing the name or likeness of or the endorsement by another chef or celebrity.

Section 8. Compensation.

a.                                       Advance.  B&G shall pay FLP a non-returnable $1.2 million advance, $600,000 payable upon the execution of this Agreement and $600,000 payable upon the first anniversary of the Effective Date. Both advance disbursements are conditioned upon FLP’s performance throughout the year in which the disbursement is made.

b.                                      Royalty Schedule.  During the term of this Agreement, B&G shall pay FLP royalties based upon set percentages of Net Sales. A schedule of royalty percentages is set forth in Attachment B, annexed hereto.

c.                                       Royalty Payments.  At the beginning of the second anniversary of the Effective Date, and thereafter, at the beginning of each subsequent anniversary during the term of this Agreement, B&G shall pay to FLP a non-refundable minimum royalty payment for FLP’s performance throughout the following 12 month period, as set forth in Attachment A, annexed hereto. Each year after the tenth year, the minimum non-refundable royalty shall be increased by the CPI adjustment. In addition, B&G shall pay additional royalties that may be due FLP as follows.

d.                                      Actual Royalties; Excess Payments.  Following each anniversary of the Effective Date, B&G shall calculate and notify FLP of the actual royalties based upon Net Sales and the royalty schedule set forth in Attachment A. Such notice shall include a certified statement by B&G detailing the number of units of each Product sold, applicable discounts, promotional allowances, and number of units of each Product returned and fully refunded. Any royalties in excess of the minimum royalty payment for the given year shall be paid within forty-five (45) business days following the end of each year of the Agreement.

e.                                       Audit Rights.  Once during each fiscal quarter, FLP, or a representative of FLP, may, during mutually agreeable business hours and upon reasonable written notice, audit the financial records of B&G pertaining to the distribution of Products for the sole purposes of verifying past royalty payment amounts. If any audit by FLP discloses an error, then appropriate adjustments shall immediately be made, and if such error shows an under reporting by B&G of more than 2%, B&G shall pay the costs of the audit. Such audit and the information contained therein is expressly subject to Section 13 (“Confidentially”).

f.                                         Stock Options. FLP shall receive stock options to purchase stock in B&G in an amount representing forty-five hundredths of one percent (0.45%) ownership in B&G upon the Effective Date, the terms and conditions of which are set forth in Attachments C and D. The William Morris Agency, Inc. (“Agency”), which has represented FLP in the negotiation of this Agreement, shall receive stock options to purchase stock in B&G in an amount representing five-hundredths of one percent (0.05%) ownership, the terms and conditions of which are set forth in Attachments E and F. FLP and the William Morris Agency shall receive such respective shares hereunder pursuant to and subject to the B&G Stock Purchase Agreement and the B&G Stock Ownership Agreement, as reviewed and executed by said parties and hereto annexed as Attachments C, D, E and F.

Section 9. Representations and Warranties.

a.                                       Compliance with Law.  B&G hereby warrants that the Products will be manufactured, labeled, distributed and promoted by B&G in accordance with all Federal State and local laws.

b.                                      Ownership of Marks/Personality/Recipes.  FLP hereby warrants that it possesses exclusive ownership of the Marks, Personality and Recipes licensed to B&G for the purposes of this Agreement, and has full authority to grant such license. B&G warrants that it will possess exclusive ownership of any recipes furnished by B&G pursuant to this Agreement.

c.                                       Capacity to Contact.  Each party hereto for itself hereby warrants and represents that it is under no disability, restriction or prohibition, whether contractual or otherwise, with respect to performing under this Agreement and that there are no agreements or understanding with any third party which would conflict with the rights provided to or obligations to the other hereunder.

Section 10. Indemnity

a.                                     Generally.  Each party agrees to indemnify, hold harmless and, at the request of the other party, defend the other party from and against all claims, liabilities, damages, losses and expenses (including reasonable attorneys’ fees) arising out of, or in connection with, a breach of any warranty, representation, duty or obligation under this Agreement.

b.                                      Additional Indemnification of FLP.  B&G further agrees to indemnify, defend and hold harmless FLP from any claims, suits, loss and damage arising out of any allegedly unauthorized use of any Mark, Personality or Recipe by B&G in connection with the Products marketed under this Agreement and also from any claims, suits, loss and  damage arising out of defects of a Product or packaging or claims relating to the advertising manufacturing and distribution of Products. B&G shall also carry product liability insurance covering FLP and Lagasse as additional named insureds in such amounts as B&G shall reasonably determine but in no event, less than  $5 million per occurrence.

Section 11. Termination.

a.                                       Generally.  Either party shall have the right to immediately terminate this Agreement at its election upon the delivery of written notice to the other party, if the other party:

1.                                       breaches or is in default of any material obligation under this Agreement; provided, however, if such default is capable of being cured, such termination shall not be effective unless such default has not been cured within thirty (30) days after delivery of written notice of such default;

2.                                       is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature;

3.                                       makes general assignment for the benefit of creditors;

4.                                       files a voluntary petition for bankruptcy or has filed against it an involuntary petition for bankruptcy;

5.                                       applies for the appointment of a receiver or trustee for substantially all of its assets or permits the assignment of any such receiver or trustee who is not discharged within a period of thirty (30) days after such appointment; or

6.                                       discontinues manufacture and distribution of the Products.

b.                                      Morality Clause.  In the event that Lagasse (1) engages in any conduct which disparages the reputation or standing of B&G or any of its officers or employees, (2) is convicted of any criminal act or formally accused of any crime punishable by death or imprisonment of at least twenty (20) years, or (3) engages in any act of moral turpitude, then B&G may terminate this Agreement upon five (5) days notice to FLP

c.                                       Disability.  If, by reason of illness, injury, mental incapacity or accident, Lagasse fails or is unable to perform the services herein specified, for a period in excess of thirty (30) consecutive days, B&G shall have the right to terminate this Agreement upon thirty (30) days notice to FLP.

d.                                      Death.  The parties recognize that the celebrity of Lagasse is material component of this Agreement. Should Lagasse die during the term of this Agreement, B&G shall have, within one (1) year following his death, the right to terminate this Agreement upon thirty (30) days notice to FLP.

e.                                       B&G shall have the right to terminate this agreement upon thirty (30) days notice to FLP if Lagasse is no longer actively engaged in any food, merchandising, restaurant or entertainment business for a period of 180 consecutive days.

f.                                         Disposition of Materials; Use of Marks/Personality/Recipes.  Upon termination or expiration of this Agreement, B&G shall (1) return to FLP all documents, materials, and equipment given by FLP to B&G, and (2) cease its use of all Marks, Personality and Recipes, except that B&G, shall be permitted to market and distribute all remaining inventories of Products and Product ingredients for a period not exceeding one hundred eighty (80) days; provided, however, FLP shall have the option upon termination or expiration to purchase not less than all the remaining inventories of Products and Product ingredients, including all designated packaging materials at the cost of same to B&G.  Following termination of this Agreement (i) FLP shall have the exclusive ownership of and all rights to all Recipes created by FLP alone or in conjunction with B&G and FLP shall have no obligation to B&G with respect thereto, and (ii) B&G shall have the exclusive ownership of and all rights to all recipes created by B&G alone, without any obligation to FLP, provided, however, that B&G shall not have a license to use any Marks or Personality of FLP.

g.                                      B&G Remedies.  The parties hereby recognize that the services of Lagasse are unique and extraordinary.  Therefore, in the event of any breach or threatened breach of the terms of this Agreement by FLP, FLP acknowledges and agrees that any remedy at law is inadequate, and B&G shall be entitled, in addition to remedies at law, to petition for injunctive and/or other equitable relief restraining FLP from breaching or acting in any manner inconsistent with the conduct or performance required by this Agreement.

Section 12.  Excused Performance

a.                                       B&G.  If B&G is prevented from performing any obligation under this Agreement by any cause or causes beyond its reasonable control and without the intentional fault or willful negligence of the party affected thereby, including, without limitation, Acts of God, severe weather, acts of civil authority (including State and federal agencies and courts of competent jurisdiction), acts of military authority, war, insurrections, riots, strikes, lockouts, work stoppages, labor or material shortages, or mechanical breakdowns at facilities, or other causes of similar nature which wholly or partially prevent a party from fulfilling its obligations under this Agreement, the operation of this Agreement may, at the option of B&G exercised in writing, be suspended during such interruption.  Upon the resumption of work by B&G, a period of time equal to the period of such interruption shall be added at the end of the than current term.  In the event such interruption extends beyond 6 moths, FLP shall have the right to terminate this Agreement.

b.                                      FLP.  If, by reason of illness, injury, mental incapacity or accident, Lagasse fails to perform the services herein specified, then B&G shall have the option to (1) suspend the operation of this Agreement during such non-performance and/or (2) add a period of time equal to the duration of such non-performance to the end of the then current term.  B&G may not terminate this Agreement unless such illness, injury, mental incapacity or accident continues for a period of at least thirty (30) consecutive days.  If B&G has paid minimum royalties to FLP for any such period of incapacity of failure to perform, the time of such non-performance shall nevertheless be added to any term so interrupted, and the minimum royalties paid to FLP during such non-performance shall be treated as payment for its services during the time so added.

Section 13.  Confidentiality.  Each party shall keep in confidence all information supplied by the other party (“Confidential Information”) on or after the Effective Date, including, but not limited to, (1) all Recipes, ingredients, specifications (2) product formulations and (3) all financial and Product sales information.  Each party further agrees that it shall use the same degree of care which it normally uses to protect its own confidential information to prevent disclosing Confidential Information of the other party to third parties.  Each party further agrees to cause its agents, employees, contractors, officers and directors to comply with this Section 13. Notwithstanding the foregoing, this paragraph will not apply to any information which (i) is generally available to the public other than as a result of disclosure by a party, or (ii) was known or because available to a party on a non-confidential basis from a source other than the other party.  THE TERMS AND DUTIES OF THIS SECTION SHALL SURVIVE THIS AGREEMENT INDEFINITELY AND ARE NOT RESTRICTED BY THE TERRITORY.

Section 14.  Assignment.  This agreement may not be assigned or sub-licensed by either party without the prior written consent of the other party which shall not be unreasonably withheld. Notwithstanding any assignment, the duties to be performed by Lagasse may not be assigned under any circumstance.

Section 15, No Agency Relationship.  Nothing herein contained shall be deemed to create the relationship of partnership, agency or joint venture between the parties.

Section 16. Notices.  Unless otherwise specified herein, notices to the parties shall be hand delivered or sent by prepaid certified or registered mail, by national overnight courier service, or by facsimile to the addresses or numbers set forth hereunder:

To FLP:	Emeril’s Food of Love Productions
c/o William Morris Agency. Inc.
1325 Avenue of the Americas
New York, New York 10019
Attn: James M.Griffin
Facsimile: (212) 632-1239

Mark Stein, Esq.
c/o Lowe, Stein, Hoffman, Allweiss & Hauver
One Shell Square
701 Poydras Street, Suit 3600
New Orleans, Louisiana 70139
Facsimile: (504) 581-2461

To Lagasse:	Emeril’s Homebase
638 Camp Street
New Orleans, Louisiana 70130
Attn: Anthony Cruz
Facsimile: (504) 558-3937

To B&G:

B&G Foods, Inc.
Four Gatehall Drive, Suite 110
Parsippany, New Jersey 07054
Attention: David L. Wenner, President
Facsimile: (973) 630-6550

If a facsimile notice is given, a confirmation copy shall also be hand delivered or sent by one of the other methods specified.

Section 17. Governing Law.  This Agreement shall be deemed executed in, and shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to the conflicts of laws principles thereof.

Section 18. Litigation Costs.  In the event either party litigates any of the terms and conditions of this Agreement, the prevailing party shall be entitled to reimbursement of all reasonable costs including attorneys' fees and costs of appeal incurred in so enforcing this Agreement.

Section 19. Miscellaneous.

a.                                       Entire Agreement.  This Agreement, including any attachments hereto, is intended by the parties to represent the entire agreement between them and shall not be varied, except by written agreement sighed by the parties hereto.

b.                                      Severability and Interpretation.  If a provision of this Agreement is held invalid by a court of competent jurisdiction, than the remaining provisions shall nonetheless be enforceable in accordance with their terms, Further, if any provision is held to be overboard as written, then such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

c.                                       Time is of the Essence.  Time is of the essence in the performance of all terms and conditions herein set forth to be performed.

d.                                      No Waiver. The failure of either party to insist on compliance with any provision hereof shall not constitute a waiver or modification of such provision or any other provision.

e.                                       Advice of Counsel.  Each party hereto warrants and represents that it has obtained any and all appropriate legal advice which such party deemed necessary prior to entering this Agreement.

f.                                         Headings.  This section headings are for convenience only and shall not be interpreted to expand or limit the provisions of this Agreement as set forth in the text of the Agreement.

g.                                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

h.                                      Authority to Sign Agreement.  The undersigned represent that he/she is fully authorized to execute this Agreement intending his/her respective entity to be legally bound there by.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMERIL’S FOOD OF LOVE PRODUCTIONS, L.L.C.

	By:	/s/ Emeril Lagasse
Attest:
/s/ Anthony Cruz	Title	Member

B&G FOODS, INC.

	By:	/s/ David L. Wenner
Attest:	Title:	President
/s/ Albert J. Soricelli Jr.

WILLIAM MORRIS AGENCY, INC.,
AS TO SECTION 8 (f)

	By:	/s/ Donald Asland
Attest:	Title:	Senior Vice President
/s/ Jonathan Olson

ATTACHMENT A

Schedule of Minimum Royalties

Term	Contract Year	Minimum Royalties
Initial Term	Year 3	$300,000
First Renewal Term	Year 4	$400,000
	Year 5	$500,000
Second Renewal Term	Years 6-10	$600,000	(annually)
Additional Renewal Terms	Years 11--	Variable (Automatic $1 million) (Optional $750,000)

ATTACHMENT B

Schedule of Royalty Percentages of Net Sales

Product	Royalty Percentage of Net Sales
Dry Seasoning	8.25
Condiment, Sauce, Dressing, Pepper, Marinade or Other	5.50
Third Party Sales, (i.e., sales to a third party who utilizes the Product in the preparation of food which prepared food is then sold to the public).	5.00

ATTACHMENT C

FLP Marks (Including all derivations of the following)

1.             Emeril

2.             Emeril’s

3.             Essence of Emeril

4.             Emerilware

5.             Bam

6.             Kick it up a Notch

7.             Delmonico

8.             NOLA

9.             NOLA logo

10.           Fishhouse logo

11.           Emeril portrait with a lady

12.           Emerils.com logo

INDUCEMENT

In order to induce B&G Foods, Inc, (“B&G”) to enter into the foregoing agreement (the “Agreement”) with Emeril’s Food of Love Productions, LLC (“FLP”) the undersigned represents and warrants that he has read and agrees to all of the terms and conditions of the Agreement agreed to by FLP (including, without limitation, the obligations, representations, warranties and grant of rights contained therein) and agrees to perform his applicable services in accordance with the Agreement, with the same force and effect as though the undersigned had entered into the Agreement with B&G.  The undersigned further agrees to look solely to FLP for any compensation due under the Agreement.  The undersigned further represents and warrants that FLP has the sole and exclusive right to enter into the Agreement on the undersigned’s behalf.

/s/ Emeril Lagasse
EMERIL LAGASSE